Calculation of Filing Fee Tables
S-8
CUMMINS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, par value $2.50 per share	Other	2,500,000	$ 328.20	$ 820,500,000.00	0.0001531	$ 125,618.55
Total Offering Amounts:						$ 820,500,000.00		$ 125,618.55
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 125,618.55
Offering Note
[1]	The Amount Registered represents 2,500,000 shares of common stock ("Common Stock") of Cummins Inc. that may be offered and sold under the Cummins Retirement and Savings Plan (the "RSP") and the Cummins Retirement and Savings Plan for Certain Collectively Bargained Employees (together with the RSP, the "Plans"). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock that may be offered or issued under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an adjustment in the number of outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans. The Proposed Maximum Offering Price Per Unit and the Maximum Aggregate Offering Price have been estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $328.20, the average of the high and low price per share of the Common Stock as reported on the New York Stock Exchange on October 8, 2024.